Exhibit 10.11

Restricted Stock Agreement

under the Inverness Medical Innovations, Inc.

2001 Stock Option and Incentive Plan

Name of Grantee:                                Ron Zwanziger (the “Grantee”)

No. of Shares:                                      152.741423722644 Shares of Common Stock

Grant Date:                                           August 15, 2001

Per Share Purchase Price:               $69,827.70993 (the “Per Share Purchase Price”)

Pursuant to the Inverness Medical Innovations, Inc. 2001 Stock Option and Incentive Plan (the “Plan”), Inverness Medical Innovations, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants, sells and issues to the individual named above, who is an officer, employee, director, consultant or other key person of the Company or any of its subsidiaries, the Shares (as defined below) at the Per Share Purchase Price subject to the terms and conditions set forth herein and in the Plan.  The Grantee agrees to the provisions set forth herein and acknowledges that each such provision is a material condition of the Company’s agreement to issue and sell the Shares to him or her.  The Company hereby acknowledges receipt of the following consideration in full payment for the Shares: (1) cash in the amount of $0.15; and (2) a full recourse promissory note in the amount of $10,655,583.68.  This Agreement shall be subject to and governed by all the terms and conditions of the Plan.

1.             Definitions.  For the purposes of this Agreement, the following terms shall have the following respective meanings.  All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Cause” means a vote of the Board resolving that the Grantee has committed willful misconduct or gross negligence in the performance of duty in connection with the business affairs of the Company which, as determined in good faith by the Board, would:  (i) materially adversely affect the business or the reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (ii) expose the Company to a risk of civil or criminal legal damages, liabilities or penalties; provided that if such willful misconduct or gross negligence and the adverse effects or damages therefrom may be cured, the Grantee shall have fourteen (14) days or such additional time as may be reasonably determined by the Board to effect such cure from receipt by the Grantee of a written demand from the Board.

“Common Stock” means the Company’s Common Stock, par value $0.001 per share, together with any shares into which Common Stock may be converted or exchanged, as provided above and herein.

“Constructive Termination” means the occurrence of any of the following events in the absence of Cause: (i) a significant adverse change in the nature or scope of Grantee’s responsibilities, authorities, powers, functions or duties; (ii) a Change of Control of the Company, except for a Change of Control which results from the Merger; or (iii) the sale of all or substantially all of the assets of the Company.

“Disability” means the Grantee’s inability to perform his normal required services for the Company and its subsidiaries by reason of his mental or physical disability, as determined by the Board in good faith in its sole discretion.

“Four-Year Termination Event” means the termination of Grantee’s employment with the Company and its subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, Disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary.  Upon a Four-Year Termination Event, the Grantee shall cease to vest in any Four–Year Shares that are Restricted Shares.

 “Merger” means the merger of Inverness Medical Technology, Inc. with a wholly-owned subsidiary of Johnson & Johnson pursuant to the Agreement and Plan of Split–Off and Merger dated as of May 23, 2001, among Johnson & Johnson, Sunrise Acquisition Corp. and Inverness Medical Technology, Inc. (the “Merger Agreement”)

“Negative Vote” means the failure of the stockholders of Inverness Medical Technology, Inc. entitled to vote at the Special Meeting to adopt the Merger Agreement, approve the Company’s 2001 Stock Option and Incentive Plan and approve the Executive Bonus Plan, each as described in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on August 13, 2001, as the same may be amended from time to time.

“Permitted Transferees” means any of the following to whom the Grantee may transfer Restricted Shares hereunder (as set forth in Section 4): the Grantee’s spouse, children (natural or adopted), stepchildren, a trust for the sole benefit of one or more such family members of which the Grantee is the settlor, or a family limited partnership or family limited liability company of which the limited partners or members, as the case may be, consist solely of one or more such family members; provided, however, that any such trust, family limited partnership, or family limited liability company does not require or permit distribution of any Restricted Shares during the term of this Agreement unless subject to the terms of this Agreement.  Upon the death of the Grantee (or a Permitted Transferee to whom Restricted Shares have been transferred hereunder), the term Permitted Transferees shall also include such deceased Grantee’s (or such deceased Permitted Transferee’s) estate, executions, administrations, personal representations, heirs, legatees and distributees, as the case may be.

“Person” means any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Restricted Shares” shall initially mean all of the Shares being purchased by the Grantee on the date hereof, provided that for so long as the Grantee remains an employee of the Company or any of its subsidiaries:  (i) 101.827615815096 Shares shall become Vested Shares in 36 equal monthly installments commencing on the last day of the calendar month during which the Merger becomes effective (all Shares subject to vesting pursuant to (i), the “Three–Year Shares”) and (ii) 50.913807907548 Shares shall become Vested Shares in 48 equal monthly installments commencing on the last day of the calendar month during which the Merger becomes effective (all Shares subject to vesting pursuant to (ii), the “Four–Year Shares”).

“Shares” means the shares of Common Stock being purchased by the Grantee on the date hereof and any additional shares of Common Stock or other securities received in respect of the Shares, as a dividend on, or otherwise on account of, the Shares.

“Special Meeting” means the special meeting of the stockholders of Inverness Medical Technology, Inc. at which such stockholders will vote upon a proposal to adopt the Merger Agreement, a proposal to approve the Company’s 2001 Stock Option and Incentive Plan and a proposal to approve the Company’s Executive Bonus Plan.

“Three-Year Termination Event” means the termination of the Grantee’s employment with the Company and its subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon retirement or discharge or resignation for any reason, whether voluntary or involuntary; provided, however, that none of death, Disability, Constructive Termination or termination by the Company or its subsidiaries of Grantee’s employment with the Company and its subsidiaries without Cause shall be a Three-Year Termination Event. Upon a Three-Year Termination Event, the Grantee shall cease to vest in any Three-Year Shares that are Restricted Shares, notwithstanding anything to the contrary set forth herein.

“Vested Shares” means all Shares which are not Restricted Shares.

2.             Purchase and Sale of Shares; Investment Representations.

(a)           Purchase and Sale.  On the date hereof, the Company hereby sells to the Grantee, and the Grantee hereby purchases from the Company, the number of Shares set forth above for the Per Share Purchase Price multiplied by the number of shares set forth above.

(b)           Investment Representations. In connection with the purchase and sale of the Shares contemplated by Section 2(a) above, the Grantee hereby represents and warrants to the Company as follows:

(i)            The Grantee is purchasing the Shares for the Grantee’s own account for investment only, and not for resale or with a view to the distribution thereof.

(ii)           The Grantee has had such an opportunity as he or she has deemed adequate to obtain from the Company such information as is necessary to permit him or her to evaluate the merits and risks of the Grantee’s investment in the Company and has consulted with the Grantee’s own advisers with respect to the Grantee’s investment in the Company.

(iii)          The Grantee has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(iv)          The Grantee can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(v)           The Grantee understands that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”) (it being understood that the Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Act and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirements thereof).  The Grantee further acknowledges that certificates representing the Shares will bear restrictive legends reflecting the foregoing.

3.             Repurchase Right.

(a)           Repurchase.  Upon the occurrence of a Three–Year Termination Event or a Four–Year Termination Event the Company or its assigns shall have the right and option to repurchase all or any portion of the Restricted Shares held by the Grantee or any Permitted Transferee.  Upon the occurrence of a Negative Vote, the Company or its assigns shall repurchase the Restricted Shares held by the Grantee or any Permitted Transferee.  The purchase and sale arrangements contemplated by the preceding sentences of this Section 3(a) are referred to herein as the “Repurchase.”

(b)           Repurchase Price.  The per share purchase price of the Restricted Shares subject to the Repurchase (the “Repurchase Price”) shall be the Per Share Purchase Price.

(c)           Closing Procedure.  The Company or its assigns shall effect the Repurchase (if so elected) by delivering or mailing to the Grantee (and/or, if applicable, any Permitted Transferee) written notice within six (6) months after the Three–Year Termination Event, Four–Year Termination Event or Negative Vote, specifying a date within such six-month period in which the Repurchase shall be effected.  Upon such notification, the Grantee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Restricted Shares being purchased, together with a duly executed stock power for the transfer of such Restricted Shares to the Company or the Company’s assignee or assignees.  Upon the Company’s or its assignee’s receipt of the certificates from the Grantee or any Permitted Transferee, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Restricted Shares being purchased, provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling any indebtedness then owed by the Grantee to the Company.  At such time, the Grantee and/or any holder of the Restricted Shares shall deliver to the Company the certificate or certificates representing the Restricted Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances.  The Repurchase right specified in this Section 3 shall survive and remain in effect as to Restricted Shares following and notwithstanding any public offering by or merger or other transaction involving the Company and certificates representing such Restricted Shares shall bear legends to such effect.

4.             Restrictions and Conditions.

(a)           Shares of Restricted Shares granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(b)           Any attempted disposition of Restricted Shares not in accordance with the terms and conditions of this Section 4 shall be null and void, and the Company shall not reflect on its records any change in record ownership of any Restricted Shares as a result of any such disposition, shall otherwise refuse to recognize any such disposition and shall not in any way give effect to any such disposition of any Restricted Shares.

(c)           Notwithstanding the foregoing provisions, the Grantee (but not any transferee thereof) may sell, assign, transfer or give away any or all of the Restricted Shares to Permitted Transferees; provided, however, that such Permitted Transferee(s) shall, as a condition to any such transfer, agree to be subject to the provisions of this Agreement (including, without limitation, the provisions of Section 3 and this Section 4) and shall have delivered a written acknowledgment to that effect to the Company.

5.             Accelerated Vesting.  Upon the death, Disability or Constructive Termination of Grantee or upon the termination by the Company or its subsidiaries of the Grantee’s employment with the Company and its subsidiaries without Cause, all Three–Year Shares that are Restricted Shares at the time of such death, Disability or termination shall vest.

6.             Legend.  Certificates evidencing the Restricted Shares granted herein shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such Shares are subject to restrictions set forth herein and in the Plan.

7.             Withholding Taxes.  The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Grantee may elect to have the required minimum tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8.             Election Under Section 83(b).  The Grantee and the Company hereby agree that the Grantee shall, within 30 days following the date of this Agreement, file with the Internal Revenue Service and the Company an election under Section 83(b) of the Internal Revenue Code.

9.             Assignment.  At the discretion of the Board, the Company shall have the right to assign its rights with respect to the Repurchase to any Person or Persons, in whole or in part in any particular instance, upon the same terms and conditions applicable to the exercise thereof by the Company, and such assignee or assignees of the Company shall then take and hold any

Shares so acquired subject to such terms as may be specified by the Company in connection with any such assignment.

10.          Miscellaneous Provisions.

(a)           Adjustment for Stock-Split.  In the event that the Company effectuates a stock split of its Common Stock in connection with the Merger, the number of Shares purchased pursuant to this Agreement shall be adjusted to reflect such split; provided, however, that if any fractional shares result from such adjustment, the total number of Shares shall be rounded up to the nearest whole number.

(b)           Record Owner; Dividends.  The Grantee and any Permitted Transferees, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the Shares if and to the extent the Shares are entitled to voting rights.  The Grantee and any Permitted Transferees shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(c)           Equitable Relief.  The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(d)           Change and Modifications.  This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective.  This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

(e)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(f)            Headings.  The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(g)           Saving Clause.  If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(h)           Notices.  All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid.  Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other.  Notices to any holder of the Shares other than the Grantee shall be addressed to the address furnished by such holder to the Company.

(i)            Benefit and Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives.  Without limitation of the foregoing, upon any stock-for-stock merger in which the Company is not the surviving entity, shares of the Company’s successor issued in respect of the Shares shall remain subject to vesting and Repurchase hereunder.  The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(j)            Dispute Resolution.  Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS or its successors (the “JAMS Rules”).  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1–16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Boston, Massachusetts.

The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith.  This Section 10(j) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above–named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto.  Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(k)           Counterparts.  For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Agreement as of the date first above written.

COMPANY

INVERNESS MEDICAL INNOVATIONS, INC.

By: /s/ Duane L. James

        Name:  Duane L. James

        Title:  Treasurer

GRANTEE

/s/ Ron Zwanziger

Name:  Ron Zwanziger

Address:

                                                                                                                322 Waverly Avenue

                                                                                                                Newton, MA 02458